Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 866.974.7329

Exhibit 5.1

June 20, 2023

Amprius Technologies, Inc.

1180 Page Avenue

Fremont, California 94538

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by Amprius Technologies, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended, of up to (i) 29,516,482 shares (the “Voting Shares”) of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), to be issued in exchange for Class A common stock, par value $0.0001 per share (the “Holdco Class A Common Stock”), of Amprius, Inc., a Delaware corporation (“Holdco”), (ii) 28,606,816 shares (the “Non-Voting Shares”) of the Company’s non-voting common stock, par value $0.0001 per share, to be issued in exchange for Holdco’s Class B common stock, par value $0.0001 per share, and (ii) 20,153 warrants to purchase Company Common Stock (the “Exchanged Warrants” and, together with the Voting Shares and the Non-Voting Shares, the “Securities”) to be issued in exchange for warrants to purchase Holdco Class A Common Stock. The Securities are to be issued in accordance with the Agreement and Plan of Merger and Reorganization, dated as of May 9, 2023 (the “Merger Agreement”), by and among the Company, Combine Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Combine Merger Sub, LLC, a Delaware limited liability company (“Merger Sub II”), and Holdco, pursuant to which Merger Sub I will merge with and into Holdco (with Holdco surviving the merger as a wholly owned subsidiary of the Company) and Holdco (as the surviving entity of the first merger) will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of the Company (the mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

We are acting as counsel for the Company in connection with the registration of the Securities. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters, and such other documents that we consider necessary or advisable for the purpose of rendering the opinions set forth below, including (i) the Warrant to Purchase Stock, dated December 13, 2017 (the “Holdco Warrant Agreement”), between the Holdco and Silicon Valley Bank and (ii) the form of the Company’s amended and restated certificate of incorporation attached as Annex B to the Registration Statement (the “A&R Charter”). We have not independently established the facts stated therein.

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company

AUSTIN     BEIJING     BOSTON     BOULDER      BRUSSELS     HONG KONG     LONDON     LOS ANGELES     NEW YORK     PALO ALTO     SALT LAKE CITY     SAN DIEGO     SAN FRANCISCO      SEATTLE     SHANGHAI     WASHINGTON, DC     WILMINGTON, DE

Amprius Technologies, Inc.

June 20, 2023

and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have assumed that the certificates representing the Securities will be properly authenticated by the signature of an authorized officer of the Company’s transfer agent. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware and, solely as to the Exchanged Warrants constituting legally binding obligations of the Company, the laws of the State of California.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that, upon the filing of the A&R Charter with the Delaware Secretary of State, and upon the satisfaction of the conditions to the Transactions set forth in the Merger Agreement:

1.

When issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, the Voting Shares and Non-Voting Shares will be validly issued, fully paid and nonassessable.

2.

When issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, the Exchanged Warrants will constitute valid and binding obligations of the Company, in accordance with their terms.

Our opinion that any document is legal, valid and binding is qualified as to:

(i)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;

(ii)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(iii)

the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

In addition, we express no opinion as to whether a state court outside of the State of California or a federal court of the United States would give effect to the choice of California law provided for in the Holdco Warrant Agreement. For purposes of our opinion in paragraph 2, we have assumed the Warrant Price (as defined in the Holdco Warrant Agreement) will not be adjusted to an amount below the par value per share of the Company Common Stock.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the prospectus contained therein, any prospectus supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby

Amprius Technologies, Inc.

June 20, 2023

admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation